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                                                                    EXHIBIT 99.1


(GOLDEN TELECOM LOGO)


FOR IMMEDIATE RELEASE

            GOLDEN TELECOM IN TALKS TO BUY DIGITAL TELEPHONE NETWORKS


MOSCOW, RUSSIA (NOVEMBER 4, 2003) -- Golden Telecom, Inc. (NASDAQ: "GLDN") announced that it has held preliminary discussions with the shareholders of Hudson Telecom, Inc regarding a possible acquisition of Hudson Telecom, Inc., whose main asset is its subsidiary company, Digital Telephone Networks, based in Rostov-on-Don. Golden Telecom wants to emphasize that these discussions are at a preliminary stage and that there is no certainty about whether an agreement will be reached or, if an agreement is reached, what the nature or terms of that agreement might be. At this stage, the Company does not plan to comment further on this matter other than as required by law.

ABOUT GOLDEN TELECOM (WWW.GOLDENTELECOM.COM)

Golden Telecom, Inc., (NASDAQ: "GLDN") is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States
(CIS). The Company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay networks in Moscow, Kiev, St. Petersburg, Nizhny Novgorod and Krasnoyarsk, and via intercity fiber optic and satellite-based networks - including 150 combined access points in Russia and other countries of the CIS. The Company offers mobile services in Kiev and Odessa.

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include our potential purchase of Hudson Telecom, Inc. It is important to note that such statements involve risks and uncertainties, which may cause outcomes to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that we may not be able to complete the purchase of Hudson Telecom, Inc. and the possible problems that could arise from the integration of any acquisition. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company's filings with the U.S. Securities and Exchange Commission including the Company's periodic reports on Form 8-K and Form 10-Q filed during 2003, the Company's annual report on Form 10-K for the year ended December 31, 2002.




FOR MORE INFORMATION, CONTACT:
PUBLIC RELATIONS:
Anna Chin Go Pin
e-mail: achin@gldn.net
tel.: +7-501-797-9300; fax: +7-501-797-9332
INVESTOR RELATIONS:
Tom Adshead
e-mail: tadshead@gldn.net
tel.: +7-501-797-9300; fax: +7-501-797-9331
www.goldentelecom.com